Exhibit 10.16

SNAIL, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

(NON-EMPLOYEE DIRECTOR)

This Restricted Stock Unit Award Agreement (“Agreement”) is entered into by and between Snail, Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of the Restricted Stock Units (the “RSUs”) granted to the Participant under the Snail, Inc. 2022 Omnibus Incentive Plan (the “Plan”).

Participant’s Name:

Award Type	“Date of Grant”	Number of RSUs	“Vesting Schedule”
RSUs	[●]	[●]	Except as provided in Section 2 of the Terms and Conditions set forth below, all of the RSUs awarded on the Date of Grant will vest on the first anniversary of the Date of Grant.

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Date of Grant, and the Participant hereby accepts, the number of RSUs, with the Vesting Schedule as set forth in Schedule I below. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, the Company and Participant have duly executed and delivered this Agreement as of the Date of Grant.

SNAIL, INC.		PARTICIPANT

By:
	Name: [●]	Name: [●]
Title: [●]

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:

Snail, Inc.

12049 Jefferson Boulevard

Culver City, CA 90230

Attn: [●]

SNAIL, INC.

2022 OMNIBUS INCENTIVE PLAN

Terms and Conditions of RSU Grant

(Non-Employee Director)

1.	GRANT OF RSUs. The RSUs have been granted to the Participant to motivate and reward the Participant to perform at the highest level and contribute significantly to the success of the Company, thereby furthering the best interests of the Company and its shareholders. Each RSU represents the right to receive the value of one share of the Company’s Class A common stock, $0.0001 par value (“Common Share”). Each RSU constitutes a contingent and unsecured promise by the Company to deliver one Common Share on the settlement date, as set forth in Section 3.

2.	VESTING. The RSUs shall vest in accordance with the Vesting Schedule, subject to the Participant’s continuous service with the Company or any Subsidiary through each applicable vesting date.

a.	Except as set forth in Section 2, unvested RSUs shall be immediately forfeited upon the Participant’s Termination of Service for any reason.

b.	Notwithstanding the foregoing, in the event of a Change in Control, unvested RSUs shall become fully vested, subject to the Participant’s continuous service at such time as immediately prior to such Change in Control.

3.	SETTLEMENT. Except as otherwise set forth in the Plan, the RSUs will be settled in Common Shares and the Participant shall receive Common Shares that corresponds to the number of RSUs that have become vested as of the applicable vesting date, which shall be delivered on the date that is no later than fifteen (15) days following the applicable vesting date, as determined in the sole discretion of the Committee.

4.	DIVIDEND EQUIVALENT PAYMENTS. Until the RSUs settle in the manner set forth in Section 3, if the Company pays a dividend on Common Shares, the Participant will be entitled to a payment in the same amount as the dividend the Participant would have received if he or she held Common Shares in respect of his or her vested and unvested RSUs held but not previously forfeited immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any RSU that is thereafter cancelled or forfeited prior to the applicable vesting date. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in cash, Common Shares, or a combination thereof. The Company will pay the Dividend Equivalents within fifteen (15) days of the vesting date of the RSUs to which such Dividend Equivalents relate.

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5.	NONTRANSFERABILITY. Except as may be permitted by the Committee, no portions of the RSUs shall be assignable, alienable, saleable or transferable by a Participant other than (i) by will, (ii) pursuant to Section 13(e) in the Plan, or (iii) to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Common Shares issuable hereunder.

6.	TAX AND WITHHOLDING. Pursuant to rules and procedures that the Company or any of its Subsidiaries establishes, federal, state, local or foreign income or other tax or other withholding obligations arising upon settlement of the RSUs may be satisfied, in the Committee’s sole discretion, by having the Company or a Subsidiary withhold Common Shares, by having the Participant tender Common Shares or by having the Company or such Subsidiary withhold cash if the Company provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Common Shares withheld or tendered will be valued using the Fair Market Value of the Common Shares on the date the RSUs are settled. Any withholding or tendering of Common Shares shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of the RSUs shall be limited to the maximum statutory withholding requirements. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company and the applicable Subsidiary may be required to withhold or account for taxes in more than one jurisdiction.

7.	RIGHTS AS STOCKHOLDER. The Participant will not have any rights as a stockholder in the Common Shares corresponding to the RSUs prior to settlement of the RSUs other than the rights set forth herein.

8.	SECURITIES LAW COMPLIANCE.

a.	All certificates, if any, for Common Shares and/or other securities delivered under the Plan pursuant to any award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

b.	The Company will not be obligated to deliver any Common Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all award conditions have been met or removed to the Committee’s satisfaction, (ii) as determined by the Committee, all other legal matters regarding the issuance and delivery of such Common Shares have been satisfied, including any applicable securities laws, stock market or exchange rules and regulations or accounting or tax rules and regulations and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy any applicable laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

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9.	MISCELLANEOUS.

a.	No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the service of the Company or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company to modify the terms of or terminate the Participant’s service at any time.

b.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Common Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the RSUs. Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or its Subsidiaries be liable to the Participant on account of failure of the RSUs to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation under Section 409A.

c.	Cancellation or Clawback. The Participant hereby acknowledges and agrees that the Participant and the RSUs are subject to the terms and conditions of Section 18 of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).

d.	Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

e.	Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time amend, alter, discontinue, or terminate this Agreement or the Plan. Subject to the Company’s rights pursuant to Section 16 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, materially adversely affect the rights of the Participant with respect to the RSUs granted pursuant to this Agreement.

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f.	Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

g.	Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the RSUs granted hereunder and supersede all prior agreements and understandings.

h.	Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c) of the Plan, and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

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